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                                                                    EXHIBIT 99.1

             LHC GROUP APPOINTS DAN S. WILFORD TO BOARD OF DIRECTORS

LAFAYETTE, LA, NOVEMBER 15, 2005 -- LHC Group, Inc., a provider of post-acute healthcare services primarily in rural markets in the southern United States (NASDAQ: LHCG), announced today that it has appointed Dan S. Wilford to its board of directors. Mr. Wilford replaces Earline Bihm, a founding shareholder of LHC Group.

Mr. Wilford, age 65, served from 1984 through 2002 as the president and chief executive officer of Memorial Hermann Healthcare System headquartered in Houston, Texas, which currently operates 16 hospitals. Mr. Wilford also served as chief executive officer of a community-based, not-for-profit, multi-hospital system consisting of 13 hospitals in the greater Houston area, and 2 hospitals in Beaumont and Orange, Texas. Prior to that, Mr. Wilford was associated for ten years with Hillcrest Medical Center in Tulsa, Oklahoma and was president of North Mississippi Health Services in Tupelo, Mississippi from 1974 to 1984. Mr. Wilford holds a Bachelor of Arts Degree from the University of Mississippi conferred in 1962; a Master's Degree in Hospital Administration at Washington University in St. Louis earned in 1966; and he completed his residency in hospital administration at Hillcrest Medical Center in Tulsa, Oklahoma.

Mr. Wilford currently serves on the board of directors of the following publicly traded companies: Healthcare Realty Trust, Sanders Morris Harris Group and Southern National Bank of Texas. Mr. Wilford also continues to serve as an advisor to Memorial Hermann Healthcare System. He is past chairman of The Spiritual Leadership Institute. He serves on the board of directors or advisory boards of twelve not-for-profit organizations, most of which are health related.

Mr. Wilford was a founder and was active in Voluntary Hospitals of America (board chairman), VHA Southwest (board chairman), Texas Hospital Association, American Hospital Association, Hospital Research and Development Institute (board member) and the American College of Healthcare Executives (Fellow). Mr. Wilford retired as an official with the National Football League in 1987 and has actively participated in sports throughout his life.

Keith G. Myers, president and CEO of LHC Group, said, "Adding Dan Wilford to our board of directors gives LHC Group significant depth of experience in hospital and integrated healthcare systems administration. We intend to rely heavily on his knowledge, experience, and contacts as we continue to grow and add new hospital partners to the LHC Group family, and together, provide quality home health nursing and other post acute services in communities throughout the southern United States Dan is one of the most experienced people in the field,and I am extremely happy to have him joining us."

Mr. Myers added, "I would also like to take this opportunity to thank Earline Bihm for her years of outstanding service on our board of directors. Ms. Bihm, a founding stockholder of LHC Group, has been an inspiration to all of us who have worked with LHC Group since its inception. Ms. Bihm has stepped down from our board to spend more time with her family."


Wilford said, "LHC Group has grown rapidly but carefully over the last decade. I see strong potential for the company to continue on that path and to fulfill its mission of providing quality





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healthcare to its patients. Keith and his team understand the mechanics of serving patients, but the bedside manner is where LHC Group excels. They understand something that I learned in my decades in the healthcare field, and that is, taking care of the patients first, and the rest will follow. I anticipate great things for LHC Group and I look forward to being a part of its future."

ABOUT LHC GROUP, INC.

LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions, include comments regarding the companies future financial performance and growth opportunities. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's Form 10Q for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission.


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